UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2004

New Jersey Acquisition, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50434	20-0269426

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24300 Chagrin Blvd., Suite 210, Cleveland, Ohio	44122

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code  (216) 514-5997

Item 1. Changes in Control of Registrant.

The information set forth in Item 2 of this report is incorporated herein by reference.

Item 2. Acquisition or Disposition of Assets.

As previously reported on a Current Report on Form 8-K, on May 12, 2004, New Jersey Acquisition, Inc. (the “Company”) executed a Merger Agreement (the “Agreement”) among the Company, New Jersey Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), EMC Packaging, Inc., a Delaware corporation (“EMC”), and the stockholders of EMC. Effective as of May 18, 2004, Merger Sub was merged (the “Merger”) with and into EMC. EMC is the surviving corporation of such Merger, and is now the Company’s wholly-owned subsidiary. EMC is primarily engaged in the packaging, marketing and sale of refrigerants for the automotive and duster markets . The Merger was accomplished pursuant to the Agreement and an Agreement and Plan of Merger (the “Plan of Merger”) among the Company, Merger Sub and EMC, which was executed as of May 18, 2004, the closing date of the Merger. The Plan of Merger is attached hereto and incorporated herein by reference.

EMC is the surviving entity in the Merger. Pursuant to the Plan of Merger, the Company has exchanged all of its Merger Sub shares (the “Exchanged Shares”) for all of the issued and outstanding shares of common stock, $.001 par value per share, of EMC (the “EMC Common Stock”). In consideration for such Merger, the stockholders of EMC existing immediately prior to the Merger will receive 8,000,000 shares of the common stock, $.0001 par value per share, of the Company (the “Company Common Stock”), which represent eighty percent (80%) of the issued and outstanding shares of the Company Common Stock.

Each of the Company’s stockholders executed the Agreement, which provides, among other things, that on the closing date of the Merger, the Company will change its name to “MC Industrial Group, Inc.,” by executing and filing a Certificate of Amendment to its Certificate of Incorporation. The Company filed such Certificate of Amendment on May 18, 2004.

Item 5. Other Events and Required FD Disclosure.

As described above, the Company’s stockholders approved the amendment of the Company’s Certificate of Incorporation to change the name of the Company to “MC Industrial Group, Inc.” The Company filed a Certificate of Amendment on May 18, 2004 with Secretary of State of the State of Delaware. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

Item 7. Financial Statements and Exhibits

     (a) Financial statements of business acquired

     To be filed by amendment to this Form 8-K.

     (b) Pro forma financial information

     To be filed by amendment to this Form 8-K.

     (c) Exhibits

2.1	Agreement and Plan of Merger among the Company, Merger Sub and EMC, dated as of May 18, 2004.

3.1	Certificate of Amendment to the Certificate of Incorporation of New Jersey Acquisition, Inc.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Jersey Acquisition, Inc.
May 19, 2004	By:	/s/ Douglas G. Furth
Douglas G. Furth, President,
Secretary and Treasurer